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                                                                   EXHIBIT 99.3

                         RATIONAL SOFTWARE CORPORATION
                           2800 SAN TOMAS EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1997

TO THE STOCKHOLDERS OF RATIONAL SOFTWARE CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Rational Software Corporation, a Delaware corporation ("Rational"), will be held on July 30, 1997 at 11:30 a.m., local time, at 2800 San Tomas Expressway, Santa Clara, California.

  At the Special Meeting you will be asked to consider and vote upon the following matters:

    (1) The reservation and issuance of shares of the Common Stock, par value $0.01 per share, of Rational (the "Rational Common Stock") to the stockholders of Pure Atria Corporation ("Pure Atria") pursuant to an Agreement and Plan of Reorganization, dated as of April 7, 1997 (the "Agreement"), by and among Rational, Pure Atria and Wings Merger Corporation, a wholly owned subsidiary of Rational ("Merger Sub"), providing, among other things, (i) for the merger of Merger Sub with and into Pure Atria, resulting in Pure Atria becoming a wholly owned subsidiary of Rational (the "Merger"), (ii) for the conversion of outstanding shares of Common Stock, par value $.0001 per share, of Pure Atria ("Pure Atria Common Stock") into the right to receive 0.9 (the "Exchange Ratio") shares of Rational Common Stock, and (iii) for each outstanding option or right to purchase Pure Atria Common Stock under the Pure Atria stock option plans and the Pure Atria stock purchase plan to be assumed by Rational and to become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio;

    (2) To approve an amendment of Rational's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 75,000,000 to 150,000,000, which will, among other things, provide Rational with a sufficient number of authorized but unissued shares of Common Stock to consummate the Merger; and

    (3) To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  Each proposal is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  Stockholders of record at the close of business on June 17, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the Special Meeting in person.

                                          By Order of the Board of Directors

                                          Paul D. Levy
                                          Chief Executive Officer

Santa Clara, California
June 27, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.